Exhibit 10.1

             Management Agreement between CNL Income Fund, Ltd. and
                             CNL Investment Company



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                          PROPERTY MANAGEMENT AGREEMENT

         This Property Management Agreement (the "Agreement") is made and entered into as of this ________ day of __________ 1986, by and between CNL Income Fund, Ltd., a Florida limited partnership (the "Partnership"), and Centennial Investment Company, a Florida corporation ("CIC").
         WHEREAS, the Partnership intends to acquire, or enter into joint ventures or partnerships which will acquire, certain real properties upon which fast-food restaurants are to be located;
         WHEREAS, the Partnership further intends to lease such properties, and the buildings located thereon, on a "triple net" basis to operators or franchisees of certain national or regional fast-food restaurants; and
         WHEREAS, the Partnership desires to have CIC perform the property management services specified in this Agreement with respect to such properties, and CIC desires to perform such services.
         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Partnership and CIC agree as follows.


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1. Definitions.  Whenever used in this Agreement, the following terms shall have
the  following  specified   meanings.   Unless  the  context  otherwise  clearly
indicates, all other terms used in this Agreement and having initial capital letters shall have the same meanings as set forth in the Amended and Restated Agreement and Certificate of Limited Partnership of CNL Income Fund, Ltd., a form of which is attached hereto as Exhibit A.
         1.1 "Expenses" shall mean the actual cost of any and all goods and materials, other than overhead items, acquired by CIC from persons or entities not affiliated with CIC or the general partners of the Partnership, which are reasonably necessary for the performance of any of its obligations under this Agreement.
         1.2 "Joint Venture" shall mean any joint venture or partnership in which the Partnership is a co-venturer or partner.
         1.3 "Landlord" shall mean any person or entity designated as the landlord or lessor under any Lease.
         1.4. "Lease" shall mean any lease entered into by the Partnership or a Joint Venture with a Tenant for the lease of any Property.
         1.5 "Property" shall mean any real property owned by the Partnership or a Joint Venture and described in Exhibit B, as such exhibit may be amended from time to time by agreement of the parties, including any buildings located on such real property and any equipment located therein or thereon to the extent such equipment is owned by the Partnership or a Joint Venture.


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         1.6 "Tenant" shall mean (i) any person or entity designated as a tenant or lessee under a Lease, or (ii) any assignee or subtenant of a Tenant pursuant to a valid assignment or subletting under a Lease. 2. Services. CIC shall perform the following property management services for the Partnership with respect to the Properties:
         (a) assisting the Partnership and any Joint Venture in negotiating Leases;
         (b) visiting and inspecting each Property'upon request of the Partnership and at such other time or times as CIC determines is necessary or appropriate for the proper management of each such Property;
         (c) with respect to Properties wholly owned by the Partnership, collecting all rents payable under each Lease, depositing the rents so collected in accounts designated by the Partnership, and rendering quarterly statements to the Partnership of the rents so collected;
         (d) at the request of the Partnership, inspecting the books, records or financial statements of a Tenant to the extent permitted under the terms of the applicable Lease, for the purpose of determining whether such Tenant has paid or is paying the full amount of rent required to be paid under such Lease;
         (e) notifying the Partnership of any material default by a Tenant under a Lease; (f) except as otherwise directed by the Partnership, enforcing any and all rights of each Landlord under the applicable Lease, at such times and in such manner and to such extent other than through the initiation of legal proceedings against a Tenant, as CIC reasonably determines to be appropriate under the circumstances;

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         (g) providing  reasonable  assistance to the  Partnership in connection with any legal action brought by a Landlord against a Tenant for default under a Lease;
         (h) notifying the Partnership of any request, submission, notice or other communication from a Tenant (other than rental payments), and advising the Partnership with respect to the appropriate response; and
         (i) furnishing to the Partnership, within a reasonable time after its request, such information with respect to any Property as the Partnership may from time to time reasonably request.
3.       Compensation.
         3.1 Propertv Management Fee. Within sixty (60) days following the close of each fiscal year of the Partnership in which the Limited Partners of the Partnership have received or will receive an amount equal to their aggregate, noncumulative 10% Preferred Return payable from Net Cash Flow, the Partnership shall, to the extent of available Net Cash Flow, pay to CIC, an annual property management fee equal to 1/2 of 1% of the Partnership assets (valued at cost) under management pursuant to this Agreement; provided, however, that such fee-, together with fees paid by the Partnership to persons or entities unaffiliated with the general partners of the Partnership for property management services, shall not exceed an amount equal to the lesser of (i) fees which are competitive for similar services in the same geographic area, or (ii) 1% of the gross revenues derived from Properties wholly owned by the Partnership plus, in the case of Properties owned by any Joint Venture, the Partnership's


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allocable  share,  under the  agreement  governing the Joint  Venture,  of gross operating revenues from any such Properties. CIC shall not receive a property management fee under this paragraph 3.1 in any fiscal year of the Partnership in which the Limited Partners do not receive an amount equal to their aggregate, noncumulative 10% Preferred Return payable from Net Cash Flow. The property management fee payable to CIC during the first and last years of this Agreement shall be prorated based on the number of days during the Partnership's fiscal year for which this Agreement is in effect.
         3.2 Expenses. The Partnership shall within 30 days after receipt of a request by CIC for reimbursement of Expenses, reimburse CIC for all such Expenses. All such requests shall state in detail the nature of all Expenses for
which   reimbursement   is  sought  and  shall  be  supported   by   appropriate
documentation. 4. Term of Agreement.
         4.1 Commencement and Expiration. This Agreement shall commence as of the date of this Agreement and, unless sooner terminated pursuant to Paragraph
4.2 hereof, or by operation of law, or otherwise, shall expire at such time as the Partnership no longer has an ownership interest in any Property.
         4.2 Termination. Either party may terminate this Agreement, without penalty, by giving sixty (60) days' prior written notice to the other party.




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         4.3  Obligations Surviving Expiration or Termination.
                  (a) In addition to any other obligations of the Partnership which survive the expiration or termination of this Agreement, the Partnership shall upon the expiration or termination of this Agreement (i) promptly reimburse CIC for all Expenses for which CIC seeks reimbursement, and (ii) pay to CIC the property management fee payable under Paragraph 3.1 as soon after expiration or termination of this Agreement as is consistent with payment to the Limited Partners of the Partnership an amount equal to their aggregate, noncumulative 10% Preferred Return payable from Net Cash Flow.
                  (b) In addition to any other obligations of CIC which survive the expiration or termination of this Agreement, CIC shall upon the expiration or termination of this Agreement (i) promptly cause all funds received from Tenants as payments under a Lease to be deposited in the appropriate accounts designat'ed by the Partnership, and (ii) promptly deliver to the Partnership all records and documents in its possession relating to the Properties. CIC-shall use its best efforts to cooperate with the Partnership to accomplish an orderly transfer of the management of the Properties to a party or parties designated by the Partnership. 5. Indemnification.
         5.1 By the Partnership. The Partnership releases and shall defend, indemnify and hold harmless CIC from all claims, losses, harm, costs, liabilities, damages and expenses (including, but not limited to, attorneys' fees) arising, whether before or after the expiration


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or  termination  of this  Agreement,  out of or in  connection  with  (a)  CIC's management of any Property, or (b) any accident or injury (including death) to any person or damage to any property or environment occurring in or about any Property or in connection with the possession, use, or occupancy of any Property; provided, however, that the Partnership shall have no obligation under this Paragraph 5.1 to release, defend, indemnify or hold harmless CIC from any such claim, loss, harm, cost, liability, damage or expense, if the same arises out of (i) an act by CIC which is not taken in good faith or in a manner reasonably believed to be in the best interests of the Partnership, or (ii) conduct by CIC constituting negligence, willful misconduct or breach of any of its obligations under this Agreement.
         5.2 Indemnification by CIC. CIC releases and shall defend, indemnify and hold harmless the Partnership from all claims, losses, harm, costs, liabilities, damages and expenses (including, but not limited to, attorneys' fees) arising, whether before or after the expiration or termination of this Agreement, solely out of conduct by CIC constituting negligence, willful misconduct or breach of any of its obligations under this Agreement.
6.       Miscellaneous.
         6.1 Survival. Paragraphs 4.3 and 5 and all provisions of this Agreement which may reasonably be interpreted or construed as surviving the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement for a period of ten years.



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         6.2 Independent  Contractor.  The parties hereby  recognize that CIC is serving as an independent contractor under this Agreement. Nothing contained in this Agreement shall be interpreted or construed to create a partnership relationship between CIC and the Partnership.
         6.3 Notices. Any notice, approval, request, authorization, consent, direction or other communication required or permitted under this Agreement shall be given in writing and shall be deemed to be delivered when delivered in person or deposited in the United States mail, properly addressed and stamped with the required postage, registered or certified mail, return receipt requested, to the intended recipient as follows:
         If to the Partnership:     CNL Income Fund, Ltd.
                                            122 East Colonial Drive
                                            Suite 201
                                            Orlando, Florida 32801
                                            Attention:  James M. Seneff, Jr.

         If to CIC:                         Centennial Investment Company
                                            122 East Colonial Drive
                                            Suite 202
                                            Orlando, Florida 32801
                                            Attention:  Robert A. Bourne

Either party may change its address specified above by giving the other party notice of such change in accordance with this Paragraph 6.3.
         6.4 No Third Party Beneficiaries. Notwithstanding anything to the contrary in this Agreement, the parties do not intend any person or entity not a party to this Agreement to be a beneficiary of any provision of this Agreement, and no pro'vision of this Agreement shall be interpreted or construed as being for the benefit of any third party. Further, no third party shall by virtue of any provision of this Agreement have a right of action or an enforceable legal remedy against either party to this Agreement.
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         6.5  Nonwaiver.  The failure of either  party to insist upon or enforce strict performance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.
         6.6 Successors and Assigns. Neither party shall assign (voluntarily, by operation of law or otherwise) this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.












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                                    EXHIBIT B
                (Provide name and address of each property under
                                  management.)
                          (List of Properties Omitted)


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         6.7 Entire Agreement. This Agreement sets forth the entire agreement of the parties with regard to the subject matter hereof, and supersedes any and all prior agreements of the parties with respect thereto.
         6.8 Amendment. No change, amendment or-modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed by the party to be bound thereby.
         6.9 Applicable Law. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of Florida.
         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first-above written.
         The Partnership:         CNL Income Fund, Ltd.



                                  By:      /s/ James M. Seneff, Jr.
                                           ----------------------------
                                           James M. Seneff, Jr.
                                           General Partner


                                  By:      /s/ Robert A. Bourne
                                           ---------------------------
                                           Robert A. Bourne
                                           General Partner

         CIC:                     Centennial Investment Company


                                  By:      /s/ Robert A. Bourne
                                           -------------------------------
                                  Title:   President






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